EXHIBIT 99.1

FieldPoint Petroleum Corporation Completes Mercury Fee #1 in Eddy County, New Mexico
October 11, 2005

Completion in the Lower Morrow indicates 2.0 Million flow rate

AUSTIN, Texas (Oct 11, 2005) /Businesswire-FirstCall/FieldPoint Corporation (AMEX:FPP) announced today that it has completed the Mercury Fee #1 in the lower Morrow and on a short test the well flowed 2 mmcfed on a 21/64 choke at 1150psi. The Company will leave the middle and upper Morrow behind pipe for now. We perforated the lower Morrow zone at 12,382 to 12,394 and at this time there was no further stimulation necessary. We will keep an eye on the flowing pressures and flow rates to determine if a frac will be required to maintain or increase production. At this time, we cannot predict sustained future flow rates.

The next step will be a hook-up to the gas sales line which should be accomplished in a few days, then we will begin selling gas to Enterprise. FieldPoint has a 10% working interest in the Mercury Fee #1 and will have to pay its share of the completion cost. At this time, the Company estimates total cost to FieldPoint to be approximately $200,000.00, but this does not include the cost of further stimulation or completing other zones.

FieldPoint's President and CEO, Ray D. Reaves said, "We are excited to have this successful completion and look forward to initiating gas sales within the next 48 hours. I believe the results at this time bode well for us to drill a second well on the prospect, a Mercury Fee #2. Our goal is to continue to increase revenue, earnings and reserves as well as continuing to explore other opportunities like our acreage in the Palo Duro Basin in Texas."

About FieldPoint Petroleum Corp. www.fppcorp.com.

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512) 250-8692 or fppc@ix.netcom.com.